Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Incentive Plan of KapStone Paper and Packaging Corporation of our reports dated February  26, 2016, with respect to the consolidated financial statements of KapStone Paper and Packaging Corporation and the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 25, 2016